Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into effectively as of November 8th, 2023, (the “Effective Date”), by and among, LLC, a Delaware limited liability company (the “Acquirer”), Integrated Wellness Acquisition Corp., a Cayman Island exempted company (“SPAC”), and IWH Sponsor L.P., a Delaware limited partnership (“Sponsor”) (each a “Party” and, collectively, the “Parties”) in connection with the sale of equity interests of SPAC held by the Sponsor and its limited partners (“Existing Limited Partners”) in connection with the extension of the date by which SPAC must consummate a business combination transaction (the “Transaction”).

WHEREAS, SPAC is a Special Purpose Acquisition Company that closed its initial public offering on December 13th, 2021 and SPAC must complete an initial business combination by December 13th, 2024 (subject to extending the current term of SPAC);

WHEREAS, as of the date of this Agreement, SPAC has not completed a business combination;

WHEREAS, Sponsor owns 2,875,000 Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Share”), and 6,850,000 Private Placement Warrants, that is exercisable for one Class A Ordinary Share (collectively, the “SPAC Securities”);

WHEREAS, Acquirer approached the SPAC and Sponsor with a proposal to take control of the SPAC and use their best efforts to identify a suitable partner and consummate a business combination;

WHEREAS, the SPAC has determined that the Acquirer offers the SPAC the best chance to consummate a business combination and that it is in the best interests of the SPAC to enter into this Agreement; and

WHEREAS, in accordance with the terms and conditions of this Agreement, Acquirer will purchase (x) 2,012,500 Class B Ordinary Shares and 4,795,000 Private Placement Warrants from Sponsor for a total purchase price of One Dollar ($1) (the “Purchase Price”) payable at the completion of the initial business combination.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                Purchase and Sale.

a)            The total Purchase Price shall be paid as follows: $1 (One Dollar) shall be due on the date on which a business combination is completed.

b)            Upon satisfaction or waiver of the conditions to closing of this Agreement, (i) Sponsor shall transfer, deliver, and assign to Acquirer (x) 2,012,500 Class B Ordinary Shares and (y) 4,795,000 Private Placement Warrants, free and clear of all liens and encumbrances, other than those contained in the Insider Letter (as defined below) and the Underwriting Agreement (as defined below) any restrictions imposed under the securities laws; and (ii) SPAC shall record such transfer in its books and records.

c)            Subject to the closing conditions of this Agreement, the closing of the Transaction contemplated herein shall take place on November 15th, 2023, or on such other date as the Parties agree in writing (the “Closing”).

2.                Target. As of the date hereof, the Acquirer has identified the company ‘[ ]’ (the “Target”) as target for a business combination for the SPAC. The Acquirer will use its best efforts to close a business combination with the Target or otherwise with another revenue-generating target.

3.                Extension. In addition to the payment of the Purchase Price, Acquirer shall also assume the following obligations: (i) the costs and expenses associated with the monthly extension approved by the SPAC shareholders until December 13, 2023 including monthly payments of $160,000 which the Sponsor must deposit into the SPAC’s trust account following signature of this Agreement (the “Current Extension”); (ii) the costs and expenses for the SPAC to take all actions necessary to file a proxy statement and hold a shareholders meeting prior to December 13, 2023 in order to extend the term of the SPAC to the date which is up to 36 months following the consummation of its initial public offering (“IPO”) structured in such manner as requested by the Acquirer (the “Final Extension”), as a result of which, the SPAC is intended to have sufficient unaffiliated shareholders in order to maintain its listing on NYSE or on another national securities exchange, as applicable. The Sponsor and the SPAC will regularly consult with the Acquirer with respect to the terms and conditions of the Final Extension, including the amount that it will contribute to the SPAC’s trust account in connection therewith. Acquirer shall have a consent right regarding the filing of the proxy statement, the terms of the Final Extension and the funding of any amounts into the trust account in connection with the Final Extension.

4.                Assumption of Obligations by the Acquirer. In addition to the payment of the Purchase Price, Acquirer shall also assume the following obligations (including the costs and expenses in connection therewith): (i) to cause SPAC to, and the SPAC shall, satisfy all of its public company reporting requirements; (ii) cause the SPAC to, and the SPAC shall, pay the D&O insurance premium to extend the SPAC’s existing D&O insurance policy pursuant to the binder attached as Exhibit C, and maintain D&O coverage through the closing of the business combination and obtain appropriate tail coverage; (iii) cause the SPAC to, and the SPAC shall, pay all outstanding legal fees owed by SPAC at or before the closing of a business combination involving the SPAC, (iv) cause the SPAC to, and the SPAC shall, pay all costs associated with (A) the Current Extension due and payable upon Closing of Transaction (i.e. $160,000) and (B) the Final Extension; (v) cause the SPAC to, and the SPAC shall, pay all SPAC Existing Liabilities (as set forth in Exhibit B attached hereto); and (vi) perform all other obligations of a sponsor related to the SPAC. For the avoidance of doubt, following the Closing of the Transaction, the Acquirer shall be responsible for all costs and expenses of the SPAC whether accrued prior or after the Closing of the Transaction; provided that costs accrued prior have been included in Exhibit B hereto and listed as SPAC Existing Liabilities. The Acquirer agrees to pay upon Closing of the Transaction all costs and expenses due and payable as at the date of the Closing including, without limitations, the costs of the Current Extension and certain Existing Liabilities (e.g. invoices of BDO USA, LLP and Ogier).

5.                Management; Name Change. SPAC acknowledges and agrees that Acquirer shall have the right to replace SPAC’s current directors and officers with any such directors and officers as Acquirer may select in its sole discretion in accordance with applicable law. Accordingly, at the request of Acquirer, SPAC shall take such actions as necessary to effectuate the removal and replacement of SPAC’s existing directors and officers, and the existing directors and officers of SPAC shall resign from their respective positions co-incident with the Closing of the Transaction. Acquirer further agrees, and agrees to cause the SPAC, not to, and the SPAC shall not, change or modify the indemnity and insurance coverage for SPAC’s directors and officers set forth in SPAC’s charter. Additionally, Acquirer shall use its best efforts to change the legal name of SPAC, and SPAC shall reasonably cooperate with Acquirer in connection therewith; provided that Acquirer shall not be obligated to solicit separate proxies to effect such name change unless required by applicable law.

6.                Right of First Refusal: If, at any time prior to the closing of a business combination for the SPAC, the Acquirer (acting through the officers and directors elected at its discretion pursuant to Section 5 above) wishes to take any action in connection with the sale, transfer, liquidation, disposal or otherwise of the SPAC, the Acquirer shall, prior to any such transaction, notify the founders of the Sponsor (“Founders”) as soon as reasonably practicable upon deciding to make any such transaction and the founders of the Sponsor shall have a right of first refusal and the option to retake full control of the SPAC. If the Founders wish to exercise such right, they shall notify the Acquirer within a reasonable delay and, in such event, the Parties agree to discuss in good faith any alternative transaction proposed by the Founders.

7.                SPAC Securities. SPAC confirms to Acquirer that as of the date of this Agreement, the SPAC has the securities issued and outstanding as set forth on Exhibit A to this Agreement.

8.                Liabilities. SPAC confirms to Acquirer that as of the date of this Agreement, the SPAC has the outstanding liabilities and accrued expenses as set forth on Exhibit B to this Agreement payable by the Acquirer in accordance with Section 4 above (“SPAC Existing Liabilities”).

9.                Changes. Following the Closing of the Transaction, if the Acquirer wishes to make any changes, concessions, amendments, forfeitures, restrictions or other agreements (“Changes”) to facilitate a business combination, the Sponsor (through its members) and the Acquirer agree to discuss in good faith the Changes so required with the goal to ensuring the minimum dilution possible for the Existing Limited Partners. The Acquirer shall not make any such Changes without the prior written consent of the members of the Sponsor (such consent not to be unreasonably withheld or delayed).

10.                Previous Claim. The Acquirer acknowledges and agrees that, as of the date hereof, the SPAC is engaged in discussions about a potential settlement or arrangement with a company the SPAC had entered into a merger agreement. If the parties cannot agree to any such settlement or arrangement and the Founders wish to initiate other legal proceedings including, among others, a lawsuit, the Acquirer hereby agrees to any such proceedings and further agrees to take any and all actions as may be decided by the Founders to facilitate such proceedings (e.g. transfer of potential claim to another). Notwithstanding the foregoing, unless otherwise agreed between the Parties, the costs and expenses of any such proceedings shall not be borne by the SPAC.

11.                Recovery Amount. For the avoidance of doubt, nothing herein shall preclude the Existing Limited Partners from receiving in full any amount recovered from the Sponsor and/or the SPAC in connection with, without limitation, any settlement, litigation or arrangement between the Sponsor and any third-party in relation to any and all matters existing prior to the Closing of the Transaction (including the company with which the SPAC had previously entered into a merger agreement). For the avoidance of doubt, the Acquirer shall not have any right to any such amount the Sponsor might recover which shall be for the sole and exclusive benefits of the Existing Limited Partners of the Sponsor and the Acquirer agrees to take any and all actions to ensure that any amount so recovered be distributed to the Existing Limited Partners and not delay or withhold any distribution of such amount.

12.                Limitation on Transfer. Acquirer acknowledges and agrees that the SPAC Securities are subject to the limitations on transfer set forth in Section 16 of this Agreement.

13.                Title. Sponsor represents and warrants to Acquirer that Sponsor has good and marketable title to the SPAC Securities free and clear of all liens and encumbrances, other than those pursuant to the Underwriting Agreement and the Insider Letter and those imposed by the securities laws, and that, upon updating the records of ownership, Acquirer will have good and marketable title to the SPAC Securities, subject to the terms and conditions applicable to the SPAC Securities pursuant to the Underwriting Agreement and the Insider Letter and any restrictions under the securities laws.

14.                Closing Conditions. The obligations of Sponsor to consummate the purchase and sale of the SPAC Securities contemplated hereby are subject to the satisfaction or written waiver by the Sponsor of the following conditions:

a)            The board of directors of SPAC shall have approved such transfer (as applicable);

b)            The members of the Sponsor shall have approved such transfer in accordance with the operating agreement of the Sponsor;

c)            Payment of the costs associated with the Current Extension;

d)            The underwriters in the SPAC’s initial public offering shall have either waived its rights under the Underwriting Agreement or have agreed to amend the deferred underwriting commission specified therein, dated December 8th,2023, by and between SPAC and BTIG, LLC, as representative of the several underwriters (the “Underwriting Agreement”), to allow such transfer or, as applicable, agreed with the Sponsor and the SPAC; and

e)            The SPAC shall have filed (or in the process of filing) its Form 10-Q for the quarter ended September 30th, 2023.

15.                Representations and Warranties. Each Party hereby represents and warrants to each other Party as of the Effective Date and as of the date of closing that:

a)            such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder, subject to, (i) in the case of SPAC, to obtaining the approval from the board of directors of the SPAC, and (ii) in the case of the Sponsor, to obtaining the approval from its members;

b)            the execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, subject to, (i) in the case of SPAC, to obtaining the approval from the board of directors of the SPAC, and (ii) in the case of the Sponsor, to obtaining the approval from its members;

c)            this Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

d)            SPAC and Sponsor have received all third-party consents to the transfer of the SPAC Securities and such consents have been shared with Acquirer, subject to obtaining the waiver from the underwriters pursuant to the Underwriting Agreement.

e)            No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Party in connection with the transfer contemplated by this Agreement.

16.                Acknowledgements. Each Party acknowledges and agrees that the transfer has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and Acquirer represents that it:

a)            is acquiring the SPAC Securities pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws;

b)            will not sell or otherwise dispose of any of the SPAC Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws and in accordance with any limitations set forth in any agreements described in the Letter Agreement, dated December 8, 2021, by and among SPAC, its officers, directors and the Sponsor (the “Insider Letter”);

c)            has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the SPAC Securities and of making an informed investment decision, and has conducted a review of the business and affairs of SPAC that it considers sufficient and reasonable for purposes of making the transfer; and

d)            is an “accredited investor” (as defined by Rule 501 of the Securities Act).

17.                Voting. The Sponsor acknowledges and agrees that Section 3 titled “Business Combination Vote” set forth in the Insider Letter shall continue to apply to the SPAC Securities held by the Sponsor. The Sponsor agrees that if the Company seeks shareholder approval of a proposed initial business combination, then in connection with such proposed initial business combination, it shall vote all Founder Shares andPublic Shares held by it in favor of such proposed initial business combination (including any proposals recommended by the Board in connection with such proposed initial business combination) and not redeem any Founder Shares or Public Shares held by it in connection with such shareholder approval. The Sponsor agrees not to distribute assets of Sponsor to the members of the Sponsor until the SPAC consummates an initial business combination.

18.                Release. The SPAC and the Acquirer hereby releases the Sponsor, its officers, directors and members, and each director and officer of the SPAC resigning pursuant to this Agreement (the “Released Parties”), from any claims it may have now or in the future, whether contractual, statutory or otherwise, against any of the Released Parties relating to the SPAC or its securities, including, without limitation, (i) the formation of the SPAC, and (ii) the operations of the SPAC, provide that the foregoing shall not be construed as a waiver or release of any rights under this Agreement or any of the agreements executed in connection herewith. .

19.                Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

20.                Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

21.                No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

22.                Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

23.                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

24.                Waiver Against Trust. The Acquirer understands that, as described in the final prospectus of the SPAC, dated as of December 8, 2021 and filed with the U.S. Securities and Exchange Commission (File No. 333-260713) on December 9, 2021 (the “Prospectus”), SPAC has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC shares in connection with the consummation of the Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within the timeframe permitted by the SPAC’s organizational documents, with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of Sponsor entering into this Agreement and discussions with the Acquirer regarding the possible transactions contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Acquirer hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Acquirer nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Acquirer on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Acquirer or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Acquirer agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Sponsor to induce the Sponsor to enter into this Agreement, and the Acquirer further intends and understands such waiver to be valid, binding and enforceable against the Acquirer and each of its affiliates under applicable law. The provisions of this paragraph shall survive termination of this Agreement.

25.                Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless mutually approved in writing.

26.                Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

27.                Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to Acquirer:	Sriram Associates, LLC

Attn: Suren Ajjarapu
Email: sa@kernelcap.com

With a copy to:	Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker
Email: steven@integratedwellnessholdings.com

If to SPAC:	Integrated Wellness Acquisition Corp
Attn: Steven Schapera
Email: steven@integratedwellnessholdings.com

With a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attn: Barry I. Grossman

If to Sponsor:	IWH Sponsor LP
Attn: Hadrien Forterre
Email: hadrien@integratedwellnessholdings.com

With a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attn: Barry I. Grossman

28.                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

29.                Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transaction shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

30.                Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transaction are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all as of the Effective Date.

ACQUIRER:

Sriram Associates, LLC
/s/Suren Ajjarapu
By: Suren Ajjarapu

SPAC:

Integrated Wellness Acquisition Corp

By: /s/ Steven Schapera
Name: Steven Schaperag
Title: Chief Executive Officer

SPONSOR:

IWH Sponsor L.P.

By: /s/ Hadrien Forterre
Name: Hadrien Forterre
Title: Managing Member

EXHIBIT A

SPAC SECURITIES

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EXHIBIT B

SPAC Outstanding Expenses & Liabilities

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EXHIBIT C

D&O Insurance Policy

[See attached]